NEWS RELEASE


APRIL 24, 2003

FOR IMMEDIATE RELEASE

CONTACT:   ANDY L. NEMETH


                            PATRICK INDUSTRIES, INC.
                          REPORTS FIRST QUARTER RESULTS

                  Elkhart, Indiana - - - - David D. Lung, President and Chief Executive Officer of Patrick Industries, Inc., today announced sales and operating results for the first quarter of 2003. Net sales for the three months ended March 31, 2003 were $67,285,000, or 10.6% less than the $75,243,000 for the same period in 2002. The Company incurred a net loss of $900,000, or $.20 per share, compared to net income of $270,000, or $.06 per share, in the 2002 quarter. The decline in sales comes at a time when shipments in the Manufactured Housing Industry, which represents 39% of the Company's sales, are down more than 26% from the previous year. Shipments to the Recreational Vehicle Industry, which represents 33% of the Company's 2003 sales and have helped to offset the declines in the Manufactured Housing Industry, are up more than 10%. Mr. Lung said, "The continued uncertainties in the Manufactured Housing Industry related to dealer and retail financing, high repossessed inventory levels, and continued plant shutdowns, have been coupled with a lack of consumer confidence due to a stagnant economy and a war in Iraq. Business conditions have gotten increasingly more competitive and have forced the Company to reduce prices resulting in decreased profitability."

                  Mr. Lung said "While we are disappointed with the first quarter results, we are continuing to focus on strategic growth opportunities, diversification efforts, and new product opportunities as well as keeping our costs aligned with revenues in these difficult times. Our balance sheet remains very strong and we have just completed the renewal of our credit facility with our financial institutions which extends for the next three years. We feel that we are ready to take advantage of any upturn in the market."

                  Patrick Industries is a major component products manufacturer and supplier of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, Architectural, and Automotive markets and operates coast to coast in thirteen states.

                                      # # #

                            PATRICK INDUSTRIES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS

         INCOME STATEMENT
         ----------------
                                                        THREE MONTHS ENDED
                                                                MARCH 31
                                                       2003              2002
                                                       ----              ----

Net sales                                           $ 67,285,000    $ 75,243,000
Cost of goods sold                                    60,214,000      65,507,000
Warehouse and delivery expenses                        3,194,000       3,425,000
Selling, general, and administrative expenses          5,171,000       5,630,000
Interest expense, net                                    194,000         231,000
                                                    ------------    ------------
  Income (loss) before income taxes                   (1,488,000)        450,000
Income taxes (credit)                                   (588,000)        180,000
                                                    ------------    ------------

     NET INCOME (LOSS)                              $   (900,000)   $    270,000
                                                    ============    ============

EARNINGS (LOSS) PER COMMON SHARE                    $       (.20)   $        .06
                                                    ============    ============

Weighted average shares outstanding                    4,584,261       4,529,770


         BALANCE SHEET
         -------------
                                                                MARCH 31
                                                        2003           2002
                                                        ----           ----
CURRENT ASSETS
  Cash and cash equivalents                          $ 1,790,000     $ 5,147,000
  Trade receivables, net                              17,520,000      20,834,000
  Inventories                                         31,906,000      28,813,000
  Income taxes receivable                              1,053,000       3,047,000
  Prepaid expenses                                     1,324,000         789,000
  Deferred tax assets                                  1,981,000       2,014,000
                                                     -----------     -----------
    Total current assets                              55,574,000      60,644,000
                                                     -----------     -----------

PROPERTY AND EQUIPMENT, NET                           31,422,000      33,288,000
                                                     -----------     -----------

INTANGIBLE AND OTHER ASSETS                            2,751,000       3,066,000
                                                     -----------     -----------

      TOTAL ASSETS                                   $89,747,000     $96,998,000
                                                     ===========     ===========

CURRENT LIABILITIES
  Current maturities of long-term debt               $ 3,671,000     $ 3,671,000
  Accounts payable and accrued liabilities            14,036,000      16,290,000
                                                     -----------     -----------
    Total current liabilities                         17,707,000      19,961,000
                                                     -----------     -----------

LONG-TERM DEBT, LESS CURRENT MATURITIES               11,443,000      15,114,000
                                                     -----------     -----------

DEFERRED LIABILITIES                                   2,401,000       2,319,000
                                                     -----------     -----------

SHAREHOLDERS' EQUITY                                  58,196,000      59,604,000
                                                     -----------     -----------

      TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       $89,747,000     $96,998,000
                                                     ===========     ===========